Exhibit (a)(1)(xviii)

Frequently Asked Questions (FAQs) #3

The answers below respond to questions we have received about the exchange offer. Where appropriate, we have included references to the relevant sections of the offer document where you can find a more complete description of these topics. For ease of reference, we begin with Question 42 as the questions in the FAQs #2, which were sent on July, 14, 2005, end with Question 41. When we refer to other questions, we are referring to those questions found in the “Summary of Terms” in the offer document or in the FAQs.

You should read the offer document and the election form carefully and in their entirety as they contain information important to your decision as to whether to participate in the exchange offer.

Question 42.	Will a portion of the cash payment be paid into my 401(k) plan account? If so, will PTC make a matching contribution as they do for other income?

For U.S. employees who elect to participate in the exchange, the cash payments will not be eligible for deferrals into 401(k) accounts. Accordingly, there will be no employer matching contribution.

Question 43.	Will the pay statement for U.S. employees reflect any other deductions if the cash payment is being reflected as compensation income? Can you be more specific as to what the applicable tax withholdings are?

  Is social insurance the same as social security tax?

The August 19, 2005 pay statement will reflect all applicable amounts withheld, similar to the bi-weekly pay statements. The cash payment will be subject to withholding of income, FICA and other applicable employment taxes. In addition, state or local taxes may apply. Applicable withholdings vary per individual. Accordingly, employees should consult their tax advisor with respect to the federal, state and local tax consequences of participating in the offer.

Social security tax and social insurance contributions are not the same. Social insurance contributions do not apply to U.S. employees. Refer to Question 21 for more information.

Question 44.	Can I designate the bank account to which the cash payment will be deposited?

Cash payments to employees who participate in the exchange offer will be processed according to normal payroll procedures. Accordingly, no special account designation may be made for the cash payment.

Question 45.	If I am employed outside the U.S., in what currency will the cash payment be paid? Can I elect to receive the cash payment in U.S. dollars?

Cash payments to employees who participate in the exchange offer will be paid in the same currency as their regular monthly pay according to normal payroll procedures. You may not elect to receive the cash payment in U.S. dollars. We will use the applicable foreign exchange rate as of the offer expiration date as posted by the Wall Street Journal to convert the cash payment amounts. Refer Question 35 for more information.

Question 46.	May I request that additional taxes be withheld from the cash payment (U.S. employees)?

For U.S. employees, the cash payment will be subject to withholding of income, FICA and other applicable employment taxes. In addition, state or local taxes may apply. Applicable withholdings vary per individual. Accordingly, employees should consult their tax advisor with respect to the federal, state

Exhibit (a)(1)(xviii)

and local tax consequences of participating in the offer. If you want to request a change to your federal income tax withholding you may do so by sending an e-mail to payroll@ptc.com no later than August 12, 2005.

Question 47.	What happens to my current stock options that are below $9? Do I keep them or do they get exchanged for anything?

Stock options with exercise prices below $9.00 are not eligible for exchange. The stock options employees hold below $9.00 will remain outstanding on their existing terms and conditions.

Question 48.	What are the National Insurance Contribution percentages for United Kingdom employees (both the employee and employer contributions)?

U.K. employees who elect to participate in the exchange and whose options are accepted for exchange will have both income tax and National Insurance Contribution amounts withheld from the cash payment we will pay in exchange for their eligible options. The National Insurance Contribution amount withheld from the employee’s cash payment will vary, as follows, depending on the employee’s annual base salary:

Annual Base Salary (U.K. £)	Employee National Insurance Contribution
£0—£4,264	0% of the cash payment
£4,265—£32,760	11% of the cash payment
Over £32,761	1% of the cash payment

The employer National Insurance Contribution percentage is 12.8%. In addition to their employee National Insurance Contribution amount, the employee will be responsible for the employer’s National Insurance Contribution in an amount equal to 12.8% of the cash payment for options tendered and accepted that have a grant date of May 1, 2001 or after. Both the employee and applicable employer contribution amounts will be withheld from the cash payment. Refer to Section 12 of the offer document, Material Income Tax Considerations for Non-U.S. Employees, for more information.

Question 49.	Is the stock option exchange “approved” by the U.K. Inland Revenue?

The Offer to Exchange dated July 6, 2005 has not been approved by the Inland Revenue.

Question 50.	After reading the tax description for the Netherlands in Section 12 of the offer document, the tax treatment with respect to the cash payment made in exchange for certain eligible options remains unclear. Could you please clarify the tax to paid be paid in connection with the exchange of: (1) eligible options granted before June 26, 1998, (2) eligible options granted in connection with the August 1998 option exchange, (3) eligible options granted from June 26, 1998 through December 31, 2000, and (4) eligible options granted on and after January 1, 2001 that are fully vested as of August 3, 2005 and were granted more than three years ago?

The tax treatment is as follows:

Eligible options granted before June 26, 1998. These option grants were generally subject to tax at vesting. If no tax structuring was used to alter the tax event from vesting and tax was paid vesting, and because these grants are fully vested, the cash payment received in exchange for these eligible options will not be subject to tax. If tax structuring was used to alter the tax event from vesting and defer the tax event until exercise, then the cash payment received in exchange for these eligible options will be subject to tax. If tax was paid on grant, then the cash payment received in exchange for these eligible options will not be subject to tax.

Eligible options granted in connection with the August 1998 option exchange. These option grants were generally subject to tax at vesting. If no tax structuring was used to defer the tax event from vesting and tax was paid at vesting, because these grants are fully vested and it has been 3 years since the date of grant, the cash payment received in exchange for these eligible options will not be subject to tax. If tax structuring was used to alter the tax event from vesting, then the cash payment received in exchange for these eligible options will be subject to tax.

Eligible options granted from June 26, 1998 through December 31, 2000. These option grants were generally subject to tax at vesting. If no tax structuring was used to defer the tax event from vesting and tax was paid at vesting, because these option grants are fully vested and it has been more than 3 years since the date of grant, the cash payment received in exchange for these eligible options will not be subject to tax. If tax structuring was used to alter the tax event from vesting, then the cash payment received in exchange for these eligible options will be subject to tax.

Eligible options granted on and after January 1, 2001 that are fully vested as of August 3, 2005 and were granted more than three years ago. These option grants were generally subject to tax at vesting. If no election was made by the employee to defer tax until exercise (and other tax structuring to defer tax until exercise was not used) and tax was paid at vesting, then the cash payment received in exchange for these options will not be subject to tax. If an election was made by the employee to defer tax until exercise (or another method to defer tax until exercise was used), the cash payment received in exchange for these eligible options will be subject to tax.

The description above is applicable only in the circumstances described. If your circumstances differ, you should consult your own tax, financial or legal advisor.